Exhibit 10.17

$70,000,000

CREDIT AGREEMENT

among

HEARTLAND FINANCIAL USA, INC.,
as Borrower,

THE NORTHERN TRUST COMPANY,
as Agent,

and the BANKS named herein

Dated as of January 31, 2004

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of January 31, 2004 among HEARTLAND FINANCIAL USA, INC. , a corporation formed under the laws of the State of Delaware (the " Borrower "), each of the banks named on the signature pages hereto under the caption "Banks" (individually, a " Bank " and, collectively, the " Banks ") and THE NORTHERN TRUST COMPANY, as agent for the Banks (in such capacity, together with its successors in such capacity, the "Agent"). All capitalized terms used herein without definition shall have the meanings set forth in Section 9.1 of this Agreement.

WHEREAS, the Borrower has requested that the Agent and Banks make available to it revolving credit loans in an aggregate amount not exceeding $70,000,000 at any time, and the Agent and Banks are willing to make available such revolving credit loans upon the terms and conditions hereof;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.    THE LOANS

1.1.    Revolving Credit Loans .

(a)    Each Bank severally agrees, on the terms and subject to the conditions of this Agreement (including without limitation Section 1.1(c) ), to make loans to the Borrower during the period from and including the date hereof to and including the Revolving Credit Commitment Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of such Bank’s Commitment as then in effect. Subject to the terms of this Agreement, during such period the Borrower may borrow, repay, and reborrow the amount of the Commitments from time to time in effect by means of Prime Rate Loans, Eurodollar Loans and Fed Funds Rate Loans and may Convert Loans of one type into Loans of another type or Continue Eurodollar Loans; provided that no more than five (5) Eurodollar Loans may be outstanding from each Bank at any one time.

(b)    Revolving Credit Loans may be borrowed pursuant to Section 1.2 , upon notice given by the Borrower.

(c)    Anything in this Agreement to the contrary notwithstanding, the Banks shall have no obligation to make any Loans if, after giving effect thereto, the Total Credits would exceed the Total Commitments.

1.2.    Revolving Credit Loans Pursuant to Notice . The Borrower may, subject to the terms and conditions of this Agreement, borrow Revolving Credit Loans by notice given by any two Authorized Officers to the Agent in accordance with Section 3.5(a) . Revolving Credit Loans made pursuant to this Section 1.2 on any day shall be in an aggregate amount not less than that specified in Section 3.4 and shall consist of Loans of the same type. Not later than 1:00 p.m. Chicago time on the date specified for each borrowing under this Section 1.2 , each Bank shall make available to the Agent at its principal office in Chicago, Illinois, in immediately available funds, the amount of the Loan to be made by it on such date. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made promptly available to the Borrower in immediately available funds in accordance with the instructions of any two Authorized Officers of the Borrower.

1.3.    Voluntary Reduction of Commitments . The Borrower shall have the right to terminate or reduce the aggregate amount of the Commitments at any time or from time to time, provided that: (a) the Borrower shall give notice of each such termination or reduction as provided in Section 3.5 hereof; (b) each partial reduction shall be in an aggregate amount at least equal to $5,000,000 and in integral multiples of $5,000,000; (c) the Total Commitments shall not be reduced below the Total Credits then outstanding; (d) no such reduction shall cause the Commitment of any Bank to be reduced below the outstanding principal amount of Loans made by such Bank; and (e) Commitments once terminated or reduced may not be reinstated.

1.4.    Prepayment, Conversions and Continuations . Subject to Section 4.5 hereof, the Borrower shall have the right to prepay the principal of the Loans or to Convert Loans of one type into Loans of another type or Continue Eurodollar Loans as such at any time, provided that: (a) the Borrower shall give the Agent notice of each such prepayment, Conversion, or Continuation as provided in Section 3.5 hereof; (b) prepayments shall be in a minimum principal amount of $1,000,000 and in integral multiples of $1,000,000; and (c) Eurodollar Loans may be prepaid, Continued, or Converted only on the last day of an Interest Period therefor.

1.5.    Interest .

(a)    The Borrower promises to pay to the Agent for the account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period from and including the date of such Loan to, but excluding, the date such Loan shall be paid in full, (i) while such Loan is a Prime Rate Loan, for each day at a rate per annum equal to the Prime Rate as in effect on such day minus 1.00%; (ii) while such Loan is a Eurodollar Loan, for each Interest Period relating thereto, at a rate per annum equal to the LIBOR Rate for such Loan for such Interest Period plus 1.15%; and (iii) while such Loan is a Fed Funds Rate Loan for each day, at a rate per annum equal to the Fed Funds Rate as in effect on such day plus 1.15%.

(b)    Notwithstanding the foregoing, the Borrower will pay to the Agent for the account of the Bank entitled thereto interest at the Post-Default Rate on (i) any principal of any Loan and (ii) (to the fullest extent permitted by law) any interest or other amount payable by the Borrower hereunder or under any Note which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for each day during the period from and including the due date thereof to but excluding the date the same is paid in full.

(c)    Accrued interest shall be payable in (i) in the case of Prime Rate Loans, monthly in arrears on the last Business Day of the month, (ii) in the case of Fed Funds Rate Loans, monthly in arrears on the last Business Day of the month, (iii) in the case of a Eurodollar Loan, on the last day of each Interest Period thereof, and (iv) in the case of any Loan, upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of another type (but only on the principal amount so paid, prepaid, or Converted); provided , that interest payable at the Post-Default Rate, if any, shall be payable from time to time on demand and interest on any Loan that is Converted into a Prime Rate Loan pursuant to Section 4.4 hereof shall be payable on the date of Conversion (but only to the extent so Converted).

1.6.    Lending Offices . The Loans of each type made by each Bank shall be made and maintained at such Bank’s Applicable Lending Office for Loans of such type.

1.7.    Several Obligations; Remedies Independent . The obligations of the Banks under this Agreement are several and the failure of any Bank to make any Loan on the date specified therefor shall not relieve any other Bank of its obligation to make the Loan to be made by it on such date, but neither any Bank nor the Agent shall be responsible for the failure of any other Bank to make any Loan. The amounts payable by the Borrower at any time hereunder and under the Notes to the Agent and each Bank shall be a separate and independent debt, and the Agent and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Bank or the Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

1.8.    Notes . The obligation of the Borrower to pay principal of and interest on the Loans made by each Bank hereunder shall be evidenced by a single promissory note of the Borrower payable to such Bank in substantially the form of Exhibit A hereto. The date, amount, and type of each Loan made by each Bank, and the date and amount of each payment made on account of the principal thereof, shall be recorded by such Bank on its books and, prior to any transfer of any Note evidencing such Loan held by it, endorsed by such Bank on the schedule attached to such Note or any continuation thereof; provided , however , that any failure to so record shall not affect the Borrower’s obligations under this Agreement or the Notes.

1.9.    Business Day Payments . If the due date of any amount payable hereunder shall fall on a day, which shall not be a Business Day, the due date of such amount shall be postponed to the next Business Day thereafter.

1.10.    Extension of Commitments and Replacement of Banks .

(a)    The Borrower may request an extension of the Revolving Credit Commitment Termination Date by submitting a request for extension to the Agent and each Bank (other than a Bank excluded from such request as provided in the last sentence of this Section 1.10(a) ) (each such request being an " Extension Request ") no later than sixty (60) days prior to the then existing Revolving Credit Commitment Termination Date. The Agent and each Bank receiving such an Extension Request may, in accordance with such Extension Request but in the absolute and sole discretion of the Agent and such Bank, agree to extend the Revolving Credit Commitment Termination Date by delivering to the Borrower and the Agent an irrevocable notice (a " Consent Notice ") to such effect, which consent shall specifically refer to this Section 1.10 and which shall be given no later than thirty (30) days prior to the then existing Revolving Credit Commitment Termination Date (the period between the receipt of the Extension Notice and the 30-day deadline for response being referred to as the " Consent Period "). The new Revolving Credit Commitment Termination Date shall be no more than 364 days after the current Revolving Credit Commitment Termination Date. No Extension Request shall be effective with respect to a Bank (i) that, by a notice (a " Withdrawal Notice ") to the Borrower and the Agent during the Consent Period, declines to consent to such extension or (ii) that has failed to respond to the Borrower and the Agent within the Consent Period or (iii) that was excluded from the Borrower’s Extension Request (each such Bank giving a Withdrawal Notice or failing to respond in a timely manner or being excluded from the Borrower’s Extension Request being called a "Withdrawing Bank"). So long as no Default exists, the Borrower may elect to exclude any Bank from its request for extension of the Revolving Credit Termination Date pursuant to this Section 1.10(a) by providing a notice to such effect to the Agent and the Banks.

(b)    The Borrower may replace any Withdrawing Bank during the 25-day period (the " Replacement Period ") commencing at the end of the Consent Period and ending on (and including) the date five days before the Revolving Credit Commitment Termination Date then in effect, provided , that (i) no Default shall have occurred and be continuing, (ii) the Bank being replaced has been paid in full of all its Loans, including principal and interest, and other amounts due to it hereunder, (iii) the Total Commitments shall remain unchanged following such replacement, (iv) any such replacement bank assumes all the rights and obligations of a "Bank" hereunder pursuant to such accession documentation as the Agent shall specify pursuant to Section 1.10(d) , and (v) the Agent shall have consented to such replacement bank, which consent shall not be unreasonably withheld.

(c)    If the Agent does not timely provide a Consent Notice as to an Extension Request, or if there is a Withdrawing Bank and the Borrower does not find a replacement bank which satisfies all the conditions stated in Section 1.10(b) by the end of the Replacement Period, the Revolving Credit Commitment Termination Date shall not be extended, any Withdrawing Bank shall continue to be a Bank hereunder, and its Commitments shall expire on the Revolving Credit Commitment Termination Date as provided herein without giving effect to any extension. If all of the Banks and the Agent provide a Consent Notice with respect to an Extension Request and there is no Withdrawing Bank, or if all of the Banks (other than any Withdrawing Bank) and the Agent give a Consent Notice and each Withdrawing Bank is replaced by a replacement bank during the Replacement Period and all the conditions stated in Section 1.10(b) shall be satisfied with respect to such replacement bank, then the Revolving Credit Commitment Termination Date shall be extended in accordance with the relevant Extension Request, the Commitments shall be extended accordingly, and any Withdrawing Bank shall be discharged from its Commitment and any other obligation as a Bank which arises after the date which would have been the Revolving Credit Commitment Termination Date but for such extension.

(d)    Any replacement bank may become a "Bank" under this Agreement by executing and delivering to the Borrower and the Agent an accession agreement in form and substance satisfactory to the Agent and the Borrower and such related documentation as shall be satisfactory in form and substance to the Borrower and the Agent, pursuant to which such bank shall assume the rights, privileges, duties, and obligations of a "Bank" hereunder. Upon the effectiveness of any such accession agreement and related documentation, the acceding bank shall become a "Bank" for all purposes of this Agreement having the Commitments specified in such accession agreement.

(e)    The Agent shall promptly provide a copy of each accession agreement to each of the Banks.

(f)    If any Loans shall be outstanding at the time an accession agreement becomes effective, the Borrower shall repay such portion of such Loans and borrow an equal principal amount of new Loans from the Bank which has acceded so that after giving effect to such prepayment and borrowing the Loans are held pro rata among the Banks in accordance with the Commitments. The Banks shall make disbursements among themselves to give effect to such prepayment and borrowing pursuant to instructions from the Agent. The Borrower shall pay accrued interest to the date of prepayment on any Loans so prepaid, together with any amounts payable as a result of such prepayment pursuant to Section 4.5 , such prepayments being due on the date of such prepayments. Any Eurodollar Loans made by such acceding Bank shall be (if not made on the first day of the relevant Interest Period(s) for Eurodollar Loans hereunder) at such rate(s) per annum as shall be set forth in the accession agreement.

1.11.    Repayment . All principal amounts on the Loans shall be payable on the Revolving Credit Commitment Termination Date, or, if sooner, as provided in Section 8.2 .

SECTION 2.    FEES

2.1.    Facility Fee . The Borrower shall pay to the Agent for the account of each Bank a facility fee on the amount of such Bank’s Commitment, for the period from and including the date of this Agreement to, but not including the earlier of the date such Commitment is terminated or the Revolving Credit Commitment Termination Date, at the rate per annum of 0.125%. The accrued facility fee in respect of the Commitments shall be payable in arrears on the last Business Day of each calendar quarter in each year, beginning with the first of such dates to occur after the date of this Agreement, and on the earlier of the date the Commitments are terminated or the Revolving Credit Commitment Termination Date.

2.2.    Agency Fee . The Borrower shall pay to the Agent for the account of the Agent such agency fee as shall be set forth in a letter agreement dated the date of this Agreement between the Agent and the Borrower.

SECTION 3.    THE PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

3.1.    Payments .

(a)    Except to the extent otherwise provided herein, all payments and prepayments of principal, interest, fees and other amounts to be made by the Borrower under this Agreement and the Notes shall be made in Dollars, in immediately available funds, without deduction, set-off, or counterclaim, to the Agent, for the benefit of the Agent and the Banks, at such account as it may specify, not later than 11:00 a.m. Chicago time on the date on which such payment shall become due (each such payment made after such time to be deemed to have been made on the next succeeding Business Day).

(b)    Each payment received by the Agent under this Agreement or any Note for the account of a Bank shall be paid promptly to such Bank, in immediately available funds, for the account of such Bank’s Applicable Lending Office for the Loan in respect of which such payment is made.

3.2.    Pro Rata Treatment . Except to the extent otherwise provided herein: (a) the borrowing from the Banks of Loans under Section 1.2 hereof shall be made from the Banks, and the payment of the facility fee under Section 2.1 hereof shall be made for the account of the Banks, and each reduction of the Commitments pursuant to Section 1.3 hereof shall be applied to the Commitments of the Banks, pro rata according to the amounts of their respective Percentages; (b) the making, Conversion, and Continuation of Loans of a particular type (other than Conversions provided for by Section 4.4 hereof) shall be pro rata among the Banks according to the amounts of their respective Percentages; (c) each payment or prepayment of principal by the Borrower shall be made for the account of the Banks pro rata in accordance with the respective unpaid principal amounts of the Loans held by the Banks; and (d) each payment of interest on Loans by the Borrower shall be made for the account of the Banks pro rata in accordance with the amounts of interest due and payable to the respective Banks.

3.3.    Computations . Interest and fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

3.4.    Minimum Amounts . Except for Conversions or prepayments made pursuant to Section 4.4 hereof, each borrowing pursuant to Section 1.2 , Conversion, and prepayment of principal of Loans shall be in an amount at least equal to $1,000,000 and in integral multiples of $1,000,000 (prepayments or Conversions of or into Loans of different types or, in the case of Eurodollar Loans, having different Interest Periods at the same time hereunder to be deemed separate Conversions and prepayments for purposes of the foregoing, one for each type or Interest Period). Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of Eurodollar Loans having the same Interest Period shall be at least equal to $1,000,000 and if any Eurodollar Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Prime Rate Loans during such period.

3.5.    Certain Notices .

(a)    Notices by the Borrower to the Agent of voluntary reductions of the Commitments, borrowings, Conversions, Continuation and prepayments of Loans, of type of Loans, and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Agent not later than 10:00 a.m. Chicago time on the number of Business Days prior to the date of the relevant reduction, borrowing, Conversion, Continuation or prepayment or the first day of such Interest Period specified below:

Notice	Business Days Prior

Reduction of Commitments	five

Borrowing or prepayment of, or Conversions into, Prime Rate Loans or Fed Funds Rate Loans	same day

Borrowing or prepayment of, Conversions into, Continuations as, or duration of Interest Period for, Eurodollar Loans	three

(b)    Each notice of reduction of the Commitments shall specify the amount of such reduction. Each notice of borrowing, Conversion, Continuation, or prepayment shall specify the Loans to be borrowed, Converted, Continued, or prepaid and the amount (subject to Section 3.4 hereof) and type of the Loans to be borrowed, Converted, Continued, or prepaid and the date of Conversion, Continuation, or prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Agent shall promptly notify the Banks of the contents of each such notice.

(c)    In the event that the Borrower fails to select the type of Loan or the duration of any Interest Period for any Eurodollar Loan within the time period and otherwise as provided in this Section 3.5 , such Loan (if outstanding as a Eurodollar Loan) will be automatically Converted into a Prime Rate Loan on the last day of the then current Interest Period for such Loan or will be made as a Prime Rate Loan; provided , that the Borrower shall continue to have the right to Convert any such Loan on the terms and conditions of this Agreement.

3.6.    Non-Receipt of Funds by the Agent . Unless the Agent shall have been notified by a Bank or the Borrower (the " Payor ") prior to the date on which the Payor is scheduled to make a payment to the Agent (a " Required Payment "), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may in reliance upon such assumption (but shall not be required to) make the amount thereof available to the intended recipient(s) on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient(s) of such payment shall, on demand, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (if the recipient is the Borrower) the Prime Rate for such day, and (if the recipient is a Bank) the Fed Funds Rate for such day as determined by the Agent; and if such recipient(s) shall fail promptly to make such payment, the Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid at the Prime Rate (if the Payor is the Borrower) or the Fed Funds Rate (if the Payor is a Bank).

3.7.    Sharing of Payments . If any Bank shall obtain payment in any manner whatsoever of any principal of or interest on any Loan or any other amount due hereunder or under the Notes and, as a result of such payment, such Bank shall have received a greater percentage of the principal or interest or such other amount then due hereunder or under the Notes by the Borrower to such Bank than the percentage received by any other Banks, it shall promptly purchase from such other Banks participations in the Loans made by such other Banks in such amounts and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such excess payment pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Banks. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

SECTION 4.    YIELD, CAPITAL MAINTENANCE AND TAX PROVISIONS

4.1.    Additional Costs .

(a)    The Borrower shall pay directly to each Bank from time to time on demand such amounts as such Bank may determine to be necessary to compensate it for any costs which such Bank determines are attributable to its making or maintaining of any Eurodollar Loans or Fed Funds Rate Loans or its obligation to make any Eurodollar Loans or Fed Funds Rate Loans hereunder, or any reduction in any amount received or receivable by such Bank hereunder in respect of any Eurodollar Loans or Fed Funds Rate Loans or such obligation (such increases in costs and reductions in amounts received or receivable being herein called " Additional Costs "), resulting from any Regulatory Change which:

(i)    changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Note (other than taxes on the overall net income of such Bank or its Applicable Lending Office imposed by the United States of America or by the jurisdiction in which such Bank has its principal office or such Applicable Lending Office);

(ii)    imposes, modifies, or deems applicable any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank or the Commitment of such Bank in respect of Eurodollar Loans or Fed Funds Rate Loans; or

(iii)    imposes any other condition affecting this Agreement or its Note (or any of such extensions of credit or liabilities) or Commitment in respect of Eurodollar Loans or Fed Funds Rate Loans.

(b)    Without limiting the effect of the foregoing provisions of this Section 4.1 (but without duplication), the Borrower shall pay directly to each Bank from time to time on demand such amounts as such Bank may determine to be necessary to compensate such Bank or any Person controlling such Bank for any increased costs which it determines are attributable to the maintenance by such Bank or such Person (or any Applicable Lending Office) of capital in respect of such Bank’s Commitment or Loans as a result of any Regulatory Change, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Bank or such Person (or any Applicable Lending Office) to a level below that which such Bank or such Person (or any Applicable Lending Office), taking into account its policies concerning capital adequacy, could have achieved but for such Regulatory Change.

(c)    Each Bank will notify the Borrower of any event occurring after the date of this Agreement that will entitle such Bank to compensation under paragraph (a) or (b) of this Section 4.1 as promptly as practicable. Together with the delivery of such notice, the relevant Bank will furnish to the Borrower a certificate setting forth the basis and amount of each request by such Bank for compensation under paragraph (a) or (b) of this Section 4.1 . Determinations and allocations by any Bank for purposes of this Section 4.1 of the effect of any Regulatory Change, law, regulation, or request of any central bank or other monetary authority and computations of amounts payable set forth in the certificate referred to in the preceding sentence shall be made in good faith and shall be conclusive and binding on the Borrower in the absence of manifest error.

4.2.    Limitation on Types of Loans . Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Base Rate for any Interest Period for any Eurodollar Loans or determination of the Fed Funds Rate for any Fed Funds Rate Loans:

(a)    the Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Base Rate" or "Fed Funds Rate," as the case may be, are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the LIBOR Base Rate for such Interest Period or the Fed Funds Rate for such day, as the case may be, as provided herein; or

(b)    any Bank determines (which determination shall be conclusive) and notifies the Agent that the relevant rates of interest referred to in the definition of (i) "LIBOR Base Rate" for such Interest Period are not likely to adequately cover the cost to such Bank of making or maintaining its Eurodollar Loan for such Interest Period or (ii) "Fed Funds Rate" are not likely to adequately cover the cost of such Bank of making or maintaining its Fed Funds Rate Loans;

then with respect to Loans of the affected type, the Agent shall give the Borrower and each Bank prompt notice thereof, and so long as such condition remains in effect, the affected Banks shall be under no obligation to make or Continue Loans of the affected type and the Borrower shall either prepay (on the last day of the current Interest Period for any outstanding Eurodollar Loans) each affected Bank’s Loans of the affected type or Convert (on the last day of the current Interest Period for any outstanding Eurodollar Loans) such Loans to a type which are not so affected in accordance with Section 1.4 hereof.

4.3.    Illegality . Notwithstanding any other provision of this Agreement, in the event that because of any Regulatory Change it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans or Fed Funds Rate Loans, then such Bank shall promptly notify the Borrower thereof (with a copy to the Agent) and such Bank’s obligation to make or Continue, or to Convert Loans into, the affected type of Loans or to make or Convert the affected type of Loans shall be suspended until such time as such Bank may again make and maintain the affected type of Loans (in which case the provisions of Section 4.4 hereof shall be applicable).

4.4.    Treatment of Affected Loans .

(a)    If the obligation of any Bank to make or Continue, or to Convert Loans into, Eurodollar Loans or Fed Funds Rate Loans is suspended pursuant to Section 4.2 or 4.3 hereof (such Loans being called " Affected Loans " in this Section 4.4 ), such Bank’s Affected Loans shall be automatically Converted into Prime Rate Loans on the last day(s) of the then current Interest Period(s) unless sooner required under the Regulatory Change referred to in Section 4.3 and, unless and until such Bank gives notice as provided below that the circumstances specified in Section 4.2 or 4.3 hereof which gave rise to such Conversion no longer exist:

(i)    to the extent that such Bank’s Affected Loans have been so Converted, all payments and prepayments of principal which would otherwise be applied to such Bank’s Affected Loans shall be applied instead to its Prime Rate Loans; and

(ii)    all Loans which would otherwise be made or Continued by such Bank as Affected Loans shall be made or Continued instead as Prime Rate Loans and all Loans of such Bank which would otherwise be Converted into Affected Loans shall remain as Prime Rate Loans.

(b)    If such Bank gives notice to the Borrower (with a copy to the Agent) that circumstances specified in Section 4.2 or 4.3 hereof which gave rise to the Conversion of such Bank’s Affected Loans pursuant to this Section 4.4 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Affected Loans are outstanding, such Bank’s Prime Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Affected Loans to the extent necessary so that, after giving effect thereto, all Affected Loans are held pro rata (as to principal amounts, types and Interest Periods) in accordance with the Commitments.

4.5.    Compensation .

(a)    The Borrower shall pay to the Agent for the account of each Bank, upon the demand of such Bank through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank determines are attributable to (i) any payment, prepayment or Conversion of a Eurodollar Loan made by such Bank for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 8 hereof) on a date other than the last day of an Interest Period for such Loan; or (ii) any failure by the Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 5 hereof to be satisfied) to borrow a Eurodollar Loan from such Bank on the date of the making of such Loan specified as provided in this Agreement.

(b)    Without limiting the effect of Section 4.5(a) , such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid or Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan over (ii) the interest component of the amount such Bank would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Bank).

(c)    Any Bank requesting compensation pursuant to this Section 4.5 shall provide to the Borrower a certificate showing its computation of the amount requested, which shall be conclusive and binding on the Borrower in the absence of manifest error.

4.6.    Taxes . The Borrower covenants and agrees that:

(a)    All payments on account of the principal of and interest on the Loans and all other amounts payable by the Borrower under or in respect of this Agreement or the Notes or the letter agreement referred to in Section 2.2 hereof, including amounts payable under paragraph (c) of this Section 4.6 , shall be made free and clear of and without reduction by reason of any present or future income, stamp and other taxes, levies, deductions, charges and withholdings whatsoever imposed, assessed, levied or collected by any state, nation or other governmental authority (other than taxes on the overall net income of such Bank or its Applicable Lending Office imposed by the United States of America or the jurisdiction in which such Bank has its principal office or such Applicable Lending Office, such excluded taxes being called " Excluded Taxes "), or any political subdivision or taxing authority thereof or therein (each, a " Taxing Authority "), and interest thereon and penalties with respect thereto, if any, on or in respect of (i) this Agreement, the Notes, the Commitments, the Loans or the letter agreement referred to in Section 2.2 hereof, (ii) the registration, notarization or other formalization of any thereof, (iii) any payments of principal, interest, charges, fees or other amounts made on, under or in respect thereof, or (iv) any of the income, profits or revenues of the Agent, any Bank or any Applicable Lending Office as a result of the transactions contemplated hereby other than Excluded Taxes (collectively, " Taxes "), all of which will be paid by the Borrower, for its own account, prior to the date on which penalties attach thereto.

(b)    The Borrower will indemnify the Agent and each Bank against, and reimburse the Agent and each Bank on demand for, any Taxes and any loss, liability, claim or expense, including interest, penalties and legal fees, which the Agent or any Bank may incur at any time arising out of or in connection with any failure of the Borrower to make any payment of Taxes when due.

(c)    In the event that the Borrower is required by applicable law, decree or regulation to deduct or withhold any Taxes from any amount payable on, under or in respect of this Agreement or the Notes or the letter agreement referred to in Section 2.2 hereof, the Borrower shall withhold such amount and pay it to the relevant Taxing Authority and shall pay to the Agent or the Banks such additional amount as may be required, after such deduction or withholding, to enable the Agent or the Banks to receive from the Borrower an amount equal to the full amount stated to be payable under this Agreement or the Notes or the letter agreement referred to in Section 2.2 hereof.

(d)    The Borrower shall furnish to the Agent original or certified copies of tax receipts in respect of any withholding of Taxes required under this Section 4.6 within thirty (30) days after the date of the payment of interest or other amount in respect of which any withholding was required to be made, and the Borrower shall promptly furnish to the Agent any other information, documents and receipts that the Agent may require, in its sole discretion from time to time, to establish to its satisfaction that full and timely payment has been made of all Taxes required to be paid hereunder.

(e)    The covenants and agreements of the Borrower under this Section 4.6 shall survive the repayment of the Loans and payment of other amounts payable under this Agreement, the Notes and the letter agreement referred to in Section 2.2 hereof.

(f)    At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Bank which is so obligated to deliver a Form W-8BEN, W-8ECI or W-8IMY further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

SECTION 5.    CONDITIONS PRECEDENT

5.1.    Initial Credit Extension . The obligation of each Bank to make its initial Loan hereunder is subject to the receipt by the Agent of the following documents and payments, each of which documents shall be satisfactory to the Agent in form and substance:

(a)    Agreement . This Agreement, duly completed and executed.

(b)    Notes . The Notes, duly completed and executed.

(c)    Borrower Corporate Action . The certificate of incorporation (certified by the Secretary of State of Delaware dated no earlier than 30 days prior to this Agreement) and by-laws of the Borrower and all corporate action taken by the Borrower authorizing this Agreement and the Notes and the borrowing by the Borrower hereunder (including the resolutions of the Board of Directors of the Borrower authorizing the transactions contemplated hereby), in each case, certified by the secretary or assistant secretary of the Borrower.

(d)    Borrower Incumbency . A certificate of the secretary or assistant secretary of the Borrower naming and setting forth the specimen signature of each of the officers of the Borrower (i) who is authorized to sign on its behalf this Agreement or the Notes and (ii) who is (A) an Authorized Officer or (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications (other than notices required to be given by an Authorized Officer) in connection with this Agreement and the transactions contemplated hereby.

(e)    Officer’s Certificate . A certificate of a senior officer of the Borrower dated the date of the initial Credit Extension to the effect that on and as of such date: (i) no Default shall have occurred and be continuing; and (ii) the representations and warranties made by the Borrower in Section 6 hereof are true and correct with the same force and effect as if made on and as of such date.

(f)    Opinion of Counsel of Borrower . An opinion of counsel of the Borrower, substantially in the form of Exhibit B hereto.

(g)    Approvals . Certified copies of any filings, authorizations, approvals, licenses, consents or registrations necessary in order for the Borrower to execute, deliver and perform this Agreement or the Notes.

(h)    Fee Letter and Payments . An executed copy of the letter agreement referred to in Section 2.2 , payment of any agency fee then due under that letter agreement, and payment of any other fee which is then due and payable pursuant to this Agreement.

(i)    Borrower Good Standing Certificates . A good standing certificate from (i) the Borrower’s Federal Reserve Bank, (ii) the Secretary of State of the Borrower’s state of incorporation, and (iii) each state in which the Borrower is required to be qualified to transact business as a foreign corporation, except from those states where the failure to so qualify would not have a material adverse impact on the consolidated assets, condition or prospects of the Borrower (in each of the foregoing cases, dated no earlier than 30 days prior to this Agreement).

(j)    Bank Payoff Letter . A payoff letter from each of The Northern Trust Company and Harris Trust and Savings Bank addressed to the Borrower and the Agent, in form and substance satisfactory to the Agent, and otherwise setting forth the amount necessary to pay off and retire all Indebtedness of the Borrower to such bank and terminating their commitments to lend.

(k)    Guaranty Agreements . A separate Guaranty Agreement duly completed and executed by each Guarantor.

(l)    Guarantor Corporate Action . The articles of incorporation (also certified by the Secretary of State of each Guarantor’s state of organization dated no earlier than 30 days prior to this Agreement) and by-laws of each Guarantor and all corporate action taken by each Guarantor authorizing their respective Guaranty Agreement and the performance of their obligations thereunder (including the resolutions of the Board of Directors of each Guarantor authorizing the transactions contemplated by their respective Guaranty Agreement), in each case, certified by the secretary or assistant secretary of such Guarantor.

(m)    Guarantor Incumbency . A certificate of the secretary or assistant secretary of each Guarantor naming and setting forth the specimen signature of each of the officers of such Guarantor who is authorized to sign its Guaranty Agreement on its behalf (the Agent and each Bank may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).

(n)    Guarantor Good Standing Certificates . A good standing certificate from (i) the Secretary of State of each Guarantor’s state of incorporation, and (iii) each state in which each Guarantor is required to be qualified to transact business as a foreign corporation, except from those states where the failure to so qualify would not have a material adverse impact on the consolidated assets, condition or prospects of such Guarantor (in each of the foregoing cases, dated no earlier than 30 days prior to this Agreement).

(o)    Opinion of Counsel to Guarantor . An opinion of counsel to each Guarantor in the form of Exhibit C attached hereto.

(p)    Lien Searches . Certified copies of (i) Uniform Commercial Code lien search reports certified by a party acceptable to the Agent, dated a date reasonably near to the date of this Agreement, listing all effective financing statements which name the Borrower and each Guarantor (under their present names and any previous names and under the names of any predecessor by merger, consolidation or otherwise) as debtor and which are filed in the Borrower’s and such Guarantor’s jurisdiction of organization and where the Borrower or such Guarantor has maintained any place of business within the last five years, together with copies of such financing statements and (ii) federal and state tax liens and pending suits and judgment searches against the Borrower and each Guarantor (under their present names and any previous names and under the names of any predecessor by merger, consolidation or otherwise) from jurisdictions where the Borrower and such Guarantor is organized and from where the Borrower or such Guarantor maintains any principal place of business, each of such searches certified by a party acceptable to the Agent and dated a date reasonably near to the date of this Agreement.

(q)    Other Documents . Such other documents as the Agent or any Bank may reasonably request.

5.2.    Initial and Subsequent Credit Extensions . The obligation of each Bank to make any Loan (including its initial Loan) and agree to any Continuation of Eurodollar Loans or any Conversion of Loans is subject to the further conditions precedent that, both immediately prior to such Credit Extension, Continuation or Conversion and also after giving effect thereto: (a) no Default shall have occurred and be continuing; and (b) the representations and warranties made by the Borrower in Section 6 hereof shall be true and correct on and as of the date of such Credit Extension, Continuation or Conversion with the same force and effect as if made on and as of such date. Each notice of borrowing, Continuation or Conversion given by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in clauses (a) and (b) in the preceding sentence.

SECTION 6.    REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Banks to enter into this Agreement and make Credit Extensions, the Borrower represents and warrants to the Agent and the Banks that:

6.1.    Organization . The Borrower and each Subsidiary are existing and in good standing under the laws of their state of formation, and are duly qualified, in good standing and authorized to do business in each jurisdiction where failure to do so might have a material adverse impact on the consolidated assets, condition or prospects of the Borrower. The Borrower and each Subsidiary have the power and authority to own their properties and to carry on their businesses as now being conducted.

6.2.    Authorization; No Conflict . The execution, delivery and performance of this Agreement, the Notes, the other Loan Documents to which the Borrower is a party and all related documents and instruments: (a) are within the Borrower’s powers; (b) have been authorized by all necessary corporate action; (c) have received any and all necessary governmental approval; and (d) do not and will not contravene or conflict with any provision of law or charter or by-laws of the Borrower or any agreement affecting the Borrower or its property.

6.3.    Financial Statements . The Borrower has supplied copies of the following financial or other statements to the Agent and each Bank:

(a)    The Borrower’s unaudited consolidated financial statements as of September 30, 2003; and

(b)    The Borrower’s audited consolidated financial statements as of December 31, 2002.

Such statements have been furnished to the Agent and each Bank, have been prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year, and fairly present the financial condition of the Borrower and each Subsidiary as at such dates and the results of their operations for the respective periods then ended. Since the date of those financial statements, no material, adverse change in the business, condition, properties, assets, operations, or prospects of the Borrower or any Subsidiary has occurred. There is no known contingent liability of the Borrower or any Subsidiary which is known to be in an amount in excess of $100,000 (excluding loan commitments, letters of credit, and other contingent liabilities incurred in the ordinary course of the banking business) in excess of insurance for which the insurer has confirmed coverage in writing which is not reflected in such financial statements.

6.4.    Taxes . The Borrower and each Subsidiary have filed or caused to be filed all federal, state and local tax returns which, to the knowledge of the Borrower or such Subsidiary, were required to be filed, and have paid or have caused to be paid all taxes as shown on such returns or on any assessment received by them, to the extent that such taxes have become due (except for current taxes not delinquent and taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been provided on the books of the Borrower or the appropriate Subsidiary, and as to which no foreclosure, sale or similar proceedings have been commenced). The Borrower and each Subsidiary have set up reserves which are adequate for the payment of additional taxes for years which have not been audited by the respective tax authorities.

6.5.    Liens . None of the assets of the Borrower or any Subsidiary are subject to any Lien, except for Liens permitted by Section 7.5(b) .

6.6.    Adverse Contracts . Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction, nor is it subject to any judgment, decree or order of any court or governmental body, which may have a material and adverse effect on the business, assets, liabilities, financial condition, operations or business prospects of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower to perform its obligations under this Agreement, the Note, the other Loan Documents to which it is a party. Neither the Borrower nor any Subsidiary has, nor with reasonable diligence should have had, knowledge of or notice that it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any such agreement, instrument, restriction, judgment, decree or order.

6.7.    Regulation U . The Borrower is not engaged principally in, nor is one of the Borrower’s important activities, the business of extending credit for the purpose of purchasing or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereinafter in effect.

6.8.    Litigation and Contingent Liabilities . No litigation (including derivative actions), arbitration proceedings or governmental proceedings are pending or threatened against the Borrower or any Subsidiary which would (singly or in the aggregate), if adversely determined, have a material and adverse effect on the financial condition, continued operations or prospects of the Borrower or such Subsidiary, except as and if set forth (including estimates of the dollar amounts involved) on Schedule 6.8 attached to this Agreement.

6.9.    FDIC Insurance . The deposits of each Subsidiary Bank of the Borrower are insured by the FDIC to the extent permitted by applicable law and no act has occurred which would adversely affect the status of such Subsidiary Bank as an FDIC insured bank.

6.10.    Investigations . Neither the Borrower nor any Subsidiary Bank has received any notice that it is under investigation by, or is operating under the restrictions imposed by or agreed to in connection with, any regulatory authority.

6.11.    Bank Holding Company . The Borrower has complied in all material respects with all federal, state and local laws pertaining to bank holding companies, including without limitation the Bank Holding Company Act of 1956, as amended, and there are no conditions precedent or subsequent to its engaging in the business of being a registered bank holding company.

6.12.    ERISA .

(a)    The Borrower and the ERISA Affiliates and the plan administrator of each Plan have fulfilled in all material respects their respective obligations under ERISA and the Code with respect to such Plan and such Plan is currently in material compliance with the applicable provisions of ERISA and the Code.

(b)    With respect to each Plan, there has been no (i) "reportable event" within the meaning of Section 4043 of ERISA and the regulations thereunder which is not subject to the provision for waiver of the 30-day notice requirement to the PBGC; (ii) failure to make or properly accrue any contribution which is due to any Plan; (iii) action under Section 4041 of ERISA to terminate any Pension Plan; (iv) withdrawal from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) institution by PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability pursuant to Sections 4062(e), 4069 or 4212 of ERISA; (vii) complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Pension Plan which is a Multiemployer Plan that is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Sections 4041A or 4042 of ERISA; (viii) prohibited transaction described in Section 406 of ERISA or 4975 of the Code which could give rise to the imposition of any material fines, penalties, taxes or related charges; (ix) assertion of a claim (other than routine claims for benefits) against any Plan (other than a Multiemployer Plan) which could reasonably be expected to be successful; (x) receipt from the Internal Revenue Service of notice of the failure of any Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code, if applicable; or (xi) imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or Section 302(f) of ERISA.

6.13.    Environmental Laws .

(a)    The Borrower and each of its Subsidiaries have obtained all material permits, licenses and other authorizations which are required under the Environmental Laws and are in compliance in all material respects with any applicable Environmental Laws.

(b)    On or prior to the date hereof, no notice, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the best of the Borrower’s knowledge, threatened by any governmental or other Person with respect to any alleged or suspected failure by the Borrower or any of its Subsidiaries to comply in any material respect with any Environmental Laws.

(c)    There are no material liens arising under or pursuant to any Environmental Laws on any of the property owned or leased by the Borrower or any of its Subsidiaries.

(d)    There are no conditions existing currently or likely to exist during the term of this Agreement which would subject the Borrower or any of its Subsidiaries or any of their property to any material lien, damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other responses pursuant to Environmental Laws by the Borrower and its Subsidiaries.

6.14.    Subsidiaries . Attached hereto as Schedule 6.14 is a correct and complete list of all Subsidiaries of the Borrower.

SECTION 7.    COVENANTS

The Borrower agrees that, so long as the Commitments are in effect and until payment in full of the Loans and all other amounts payable by the Borrower hereunder and under the Notes the Borrower will, and will cause each Subsidiary to comply with the following covenants:

7.1.    Existence, Mergers, Etc . The Borrower and each Subsidiary shall preserve and maintain their corporate, partnership or joint venture (as applicable) existence, and will not liquidate, dissolve, or merge, or consolidate with or into any other entity, or sell, lease, transfer or otherwise dispose of all or a substantial part of their assets other than in the ordinary course of business as now conducted, except that:

(a)    any Subsidiary may merge or consolidate with or into the Borrower or any one or more wholly-owned Subsidiaries;

(b)    any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Borrower or one or more wholly-owned Subsidiaries;

(c)    ULTEA may sell or lease assets to banks other than the Subsidiary Banks in an amount not to exceed 50% of its total lease assets;

(d)    ULTEA may transfer an interest in accounts or notes receivable on a non-recourse or a limited recourse basis to a special purpose vehicle, provided , that the transfer qualifies as a sale under GAAP and that the total amount of the assets sold does not exceed $30,000,000 in the aggregate during the term of this Agreement;

(e)    the Borrower or any Subsidiary may merge with any other Person so long as the Borrower or such Subsidiary shall be the surviving Person and no Default before or after giving effect to such merger shall have occurred and be continuing; and

(f)    the Borrower may dissolve any Trust Issuer after giving effect to the redemption of all outstanding Trust Preferred Securities of such Trust Issuer and the repayment in full by the Borrower of the Trust Indebtedness to such Trust Issuer, provided , that , such redemption of Trust Preferred Securities and repayment of Trust Indebtedness is made in compliance with other applicable provisions of this Agreement.

The Borrower and any Subsidiary shall take all steps to become and remain duly qualified, in good standing and authorized to do business in each jurisdiction where failure to do so might have a material adverse impact on the consolidated assets, condition or prospects of the Borrower.

7.2.    Reports, Certificates and Other Information . The Borrower shall furnish (or cause to be furnished) to each Bank:

(a)    Interim Reports . Within forty-five (45) days after the end of each quarter of each fiscal year of the Borrower, a copy of an unaudited financial statement of the Borrower and its Subsidiaries prepared on a consolidated basis consistent with the consolidated financial statements of the Borrower and its Subsidiaries referred to in Section 6.3 above, signed by an Authorized Officer of the Borrower and consisting of at least: (i) a balance sheet as at the close of such quarter; (ii) a statement of earnings and source and application of funds for such quarter and for the period from the beginning of such fiscal year to the close of such quarter; and (iii) all call reports and other financial statements required to be delivered by the Borrower and by each Subsidiary Bank to any governmental authority or authorities having jurisdiction over the Borrower or such Subsidiary Bank and all schedules thereto.

(b)    Audit Report . Within ninety (90) days after the end of each fiscal year of Borrower, a copy of an annual report of Borrower and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP applied on a basis consistent with the consolidated financial statements of Borrower and its Subsidiaries referred to in Section 6.3 above, duly audited by independent certified public accountants of recognized standing satisfactory to the Agent, accompanied by an opinion without qualification.

(c)    Certificates . Contemporaneously with the furnishing of a copy of each annual report and of each quarterly statement provided for in this Section , a certificate dated the date of such annual report or such quarterly statement and signed by either the President, the Chief Financial Officer or the Treasurer of the Borrower, to the effect that no Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing (except in the case of the certificate dated the date of the annual report) a computation of, and showing compliance with, any financial ratio or restriction contained in this Agreement.

(d)    Certificate as to US Bank Indebtedness . Within five (5) days after the end of each calendar quarter, a certificate dated as of the last day of such calendar quarter and signed by a senior officer of ULTEA, certifying the outstanding principal of the US Bank Indebtedness on such date.

(e)    Reports to SEC . Notification of each filing and report made by the Borrower or any Subsidiary with or to any securities exchange, national quotation service or the Securities and Exchange Commission, promptly upon the filing or making thereof (with copies of such filings and reports promptly provided upon the Agent’s or any Bank’s request).

(f)    Notice of Default, Litigation and ERISA Matters . Immediately upon learning of the occurrence of any of the following, written notice describing the same and the steps being taken by the Borrower or such Subsidiary affected in respect thereof: (i) the occurrence of a Default; (ii) the institution of, or any adverse determination in, any litigation, arbitration or governmental proceeding which is material to the Borrower or any Subsidiary on a consolidated basis; (iii) the occurrence of any event described in Section 6.12(b ); (iv) the issuance of any cease and desist order, memorandum of understanding, cancellation of insurance, or proposed disciplinary action from the Federal Deposit Insurance Corporation or other regulatory entity; or (v) the receipt by the Borrower or any Subsidiary Bank of any notice that it is under investigation by, or is operating under the restrictions imposed by or agreed to in connection with, any regulatory authority.

(g)    Other Information . From time to time such other information, financial or otherwise, concerning the Borrower, any Subsidiary or any Guarantor as the Agent or any Bank may reasonably request.

7.3.    Inspection . The Borrower and each Subsidiary shall permit the Agent or any Bank and its agents at any time during normal business hours to inspect their properties and to inspect and make copies of their books and records, except as may be prohibited by any applicable laws. Any such inspection shall be at the Borrower’s expense if a Default has occurred and is continuing.

7.4.    Financial Requirements .

(a)    Total Debt to Tier 1 Capital . The Borrower’s total Indebtedness (specifically excluding Indebtedness of the Borrower’s Subsidiaries) shall not at any time exceed forty-five percent (45%) of its consolidated Tier 1 Capital ( provided that nothing in this paragraph shall permit the Borrower to borrow or incur Indebtedness except as specifically permitted elsewhere in this Agreement).

(b)    Leverage Ratio . The Borrower shall maintain a ratio of Tier 1 Capital to average quarterly assets less all non-qualified intangible assets of at least five percent (5%), calculated on a consolidated basis as at the last day of each fiscal quarter of the Borrower. Each Subsidiary Bank shall maintain a ratio of Tier 1 Capital to average quarterly assets less all non-qualified intangible assets of at least five percent (5%), calculated as at the last day of each fiscal quarter of such Subsidiary Bank.

(c)    Tier 1 Capital Ratio . The Borrower shall maintain a ratio of Tier 1 Capital to risk-weighted assets of not less than six percent (6%), calculated as at the last day of each fiscal quarter of the Borrower. Each Subsidiary Bank shall maintain a ratio of Tier 1 Capital to risk-weighted assets of not less than six percent (6%), calculated as at the last day of each fiscal quarter of such Subsidiary Bank.

(d)    Risk-Based Capital Ratio The Borrower shall maintain a ratio of Total Capital to risk-weighted assets of not less than ten percent (10%), calculated as at the last day of each fiscal quarter of the Borrower. Each Subsidiary Bank shall maintain a ratio of Total Capital to risk-weighted assets of not less than ten percent (10%), calculated as at the last day of each fiscal quarter of such Subsidiary Bank.

(e)    Return on Average Assets--Borrower . The Borrower’s consolidated net income shall be at least one half percent (0.50%) of its average assets, calculated as at the last day of each fiscal quarter of the Borrower for the four fiscal quarter period ending on such date.

(f)    Return on Average Assets--DBT . The consolidated net income of DBT shall be at least one percent (1.00%) of its average assets, calculated as at the last day of each fiscal quarter of DBT for the four fiscal quarter period ending on such date.

(g)    Non-performing Assets . All assets of all Subsidiary Banks and other Subsidiaries classified as "non-performing" (which shall include all loans in non-accrual status, more than ninety (90) days past due in principal or interest, restructured or renegotiated, or listed as "other restructured" or "other real estate owned") on the Federal Deposit Insurance Corporation or other regulatory agency call report shall not exceed at any time three percent (3%) of all loans of the Borrower and its Subsidiaries on a consolidated basis.

(h)    Loan Loss Reserves Ratio . The Borrower and each Subsidiary Bank shall maintain at all times on a consolidated basis a ratio of loan loss reserves to non-performing loans (not including "other real estate owned") of not less than one hundred percent (100%).

7.5.    Indebtedness, Liens And Taxes . The Borrower and each Subsidiary shall:

(a)    Indebtedness . Not incur, permit to remain outstanding, assume or in any way become committed for Indebtedness (specifically including but not limited to Indebtedness in respect of money borrowed from financial institutions but excluding deposits), except: (i) in the case of the Borrower, Indebtedness incurred hereunder, and in the case of the Guarantors, under their respective Guaranty Agreement; (ii) Indebtedness existing on the date of this Agreement and described on Schedule 7.5(a) hereof; (iii) Indebtedness of any Subsidiary arising in the ordinary course of the business of such Subsidiary; (iv) in the case of ULTEA, the US Bank Indebtedness outstanding on the date hereof in the principal amount of $11,418,871.69, less the aggregate amount of all repayments thereunder after the date of this Agreement; (v) in the case of CFC, Indebtedness under commercial paper issued by CFC which, together with any other commercial paper identified on Schedule 7.5(a) hereto, shall not exceed an aggregate principal amount of $20,000,000; (vi) in the case of the Borrower, Trust Indebtedness and Trust Guarantees, and in the case of any Trust Issuer, Trust Preferred Securities, provided , that the aggregate of such Trust Indebtedness (and the related Trust Guarantees and Trust Preferred Securities) shall not exceed $65,000,000 at any time outstanding; and (vii) in the event any transfer or contribution of accounts receivable of ULTEA to a special purpose vehicle in accordance with Section 7.1(d) is deemed to constitute a secured financing, Indebtedness of ULTEA to such special purpose vehicle, secured by the account receivables and related rights transferred to such special purpose vehicle only (the " Factored Receivables "), provided , that such Indebtedness shall not exceed an amount equal to $30,000,000 in the aggregate during the term of this Agreement.

(b)    Liens . Not create, suffer or permit to exist any Lien upon any of their assets now or hereafter owned or acquired (specifically including but not limited to the capital stock of any of the Subsidiary Banks), except: (i) Liens existing on the date of this Agreement and disclosed on Schedule 7.5(b) ; (ii) Liens securing deposits of public funds, repurchase agreements, Federal funds purchased, trust assets, advances or loans from a Federal Home Loan Bank, discount window borrowings from a Federal Reserve Bank and other similar Liens granted in the ordinary course of banking business; (iii) Liens of landlords, contractors, laborers or suppliers, tax liens, or liens securing performance or appeal bonds, or other similar liens or charges arising out of the Borrower’s or any Subsidiary’s business, provided that tax liens are removed before related taxes become delinquent and other liens are promptly removed, in either case unless contested in good faith and by appropriate proceedings, and as to which adequate reserves shall have been established and no foreclosure, sale or similar proceedings have commenced; (iv) Liens on the assets of any Subsidiary (other than CFC and ULTEA) arising in the ordinary course of the business of such Subsidiary; (v) Liens in favor of the Agent for the benefit of the Banks granted after the date hereof; and (vi) in the event any transfer or contribution of the Factored Receivables by ULTEA to a special purpose vehicle is deemed to constitute a secured financing, Liens upon the Factored Receivables in favor of such special purpose vehicle in an amount not to exceed $30,000,000 in the aggregate during the term of this Agreement.

(c)    Taxes . Pay and discharge all taxes, assessments and governmental charges or levies imposed upon them, upon their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies when due, except that no such tax, assessment, charge, levy or claim need be paid which is being contested in good faith by appropriate proceedings as to which adequate reserves shall have been established in accordance with GAAP, and no foreclosure, sale or similar proceedings have commenced.

(d)    Guaranties . Not assume, guarantee, endorse or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or loan or any portion thereof any funds, assets, goods or services, or otherwise) with respect to the obligation of any other Person or entity, except: (i) by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, issuance of letters of credit or similar instruments or documents in the ordinary course of business; (ii) as otherwise permitted by this Agreement; and (iii) DBT may issue a letter of credit for the benefit of the City of Dubuque for the account of the Borrower in an aggregate amount to be drawn not exceeding $500,000, which letter of credit will secure the Borrower’s obligations to the City of Dubuque under the CDBG Economic Development Loan Program (as described on Schedule 7.5(a) ).

7.6.    Investments and Loans . Neither the Borrower nor any Subsidiary shall make any loan, advance, extension of credit or capital contribution to, or purchase or otherwise acquire for a consideration, evidences of Indebtedness, capital stock or other securities of any Person, except that the Borrower and any Subsidiary may:

(a)    purchase or otherwise acquire and own short-term money market items (specifically including but not limited to preferred stock mutual funds);

(b)    invest, by way of purchase of securities or capital contributions, in the Subsidiary Banks or any other bank or banks, and upon the Borrower’s purchase or other acquisition of fifty percent (50%) or more of the stock of any bank, such bank shall thereupon become a "Subsidiary Bank" for all purposes under this Agreement;

(c)    invest, by way of loan, advance, extension of credit (whether in the form of lease, conditional sales agreement, or otherwise), purchase of securities, capital contributions, or otherwise, in Subsidiaries other than banks or Subsidiary Banks, except that in no event shall the Borrower’s aggregate investment in CFC and ULTEA exceed 15% of its Tangible Net Worth;

(d)    invest, by way of purchase of securities or capital contributions, in other Persons so long as before and after giving effect thereto no Default shall have occurred and be continuing and the investment is in compliance with the Bank Holding Company Act of 1956, as amended, and the existing regulations of the Board of Governors of the Federal Reserve System relating to bank holding companies;

(e)    make any investment permitted by applicable governmental laws and regulations;

(f)    with respect to DBT, issue a letter of credit for the benefit of the City of Dubuque for the purposes permitted in Section 7.5(d) hereof; and

(g)    in the case of any Trust Issuer, purchase any Trust Indebtedness and, in the case of the Borrower, purchase any common securities of any Trust Issuer and issue any Trust Guarantees (in each case, in accordance with the other applicable provisions of this Agreement).

Nothing in this Section 7.6 shall prohibit the Borrower or any Subsidiary Bank from making loans, advances, or other extensions of credit in the ordinary course of banking upon substantially the same terms as heretofore extended by them in such business or upon such terms as may at the time be customary in the banking business.

7.7.    Capital Structure and Dividends . Neither the Borrower nor any Subsidiary shall purchase or redeem, or obligate itself to purchase or redeem, any shares of its capital stock, of any class, issued and outstanding from time to time if at the time of such purchase or redemption a Default has occurred and is continuing or would result therefrom. Neither the Borrower nor any Subsidiary shall declare or pay any dividend (other than dividends payable in its own common stock or dividends paid to the Borrower) or make any other distribution in respect of such shares or interest other than to the Borrower, except that (i) the Borrower may declare or pay cash dividends to holders of the stock of the Borrower in any fiscal year in an amount not to exceed 50% of the Borrower’s consolidated net income for the immediately preceding fiscal year; (ii) Arizona Bank & Trust may pay the same dividend per share that it pays the Borrower to its minority shareholders; and (iii) a Trust Issuer may pay distributions on its Trust Preferred Securities and dividends on its common securities in accordance with their terms; provided , that with respect to all of the foregoing, no Default exists as of the date of such declaration or payment of such dividends or distributions or would result therefrom. Except as expressly provided herein, the Borrower shall continue to own, directly or indirectly, the same (or greater) percentage of the stock and partnership, joint venture, or other equity interest in each Subsidiary that it held on the date of this Agreement, and no Subsidiary shall issue any additional stock or partnership, joint venture or other equity interests, options or warrants in respect thereof, or securities convertible into such securities or interests, other than to the Borrower.

7.8.    Maintenance Of Properties . The Borrower and each Subsidiary shall maintain, or cause to be maintained, in good repair, working order and condition, all their properties (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

7.9.    Insurance . The Borrower and each Subsidiary shall maintain insurance in responsible companies in such amounts and against such risks as is required by law and such other insurance, in such amount and against such hazards and liabilities, as is customarily maintained by bank holding companies and banks similarly situated. Each Subsidiary Bank shall have deposits insured by the FDIC.

7.10.    Use of Proceeds .

(a)    General . The proceeds of the Loans shall be used by the Borrower to pay off existing Indebtedness on the date of this Agreement to Northern Trust and Harris Trust and Savings Bank, for general corporate purposes and to provide funding for its Subsidiaries. Neither the Borrower nor any Subsidiary shall use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying any margin stock" within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System, as amended from time to time. If requested by the Agent or any Bank, the Borrower and each Subsidiary will furnish to the Agent or such Bank a statement in conformity with the requirements of Federal Reserve Form U-1. No part of the proceeds of the Loans will be used for any purpose which violates or is inconsistent with the provisions of Regulation U or X of the Board of Governors.

(b)    Tender Offers and Going Private . Neither the Borrower nor any Subsidiary shall use (or permit to be used) any proceeds of the Loans to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended, or any regulations or rulings thereunder.

7.11.    Well Capitalized . Each Subsidiary Bank shall at all times be at least "well capitalized" as defined in the Federal Deposit Insurance Corporation Improvement Act of 1991 and any regulations issued thereunder, as such statute or regulation may be amended or supplemented from time to time.

7.12.    Compliance with Law . The Borrower and each Subsidiary shall be in compliance with all laws and regulations (whether federal, state or local and whether statutory, administrative, judicial or otherwise) and with every lawful governmental order or similar actions (whether administrative or judicial), specifically including but not limited to all requirements of the Bank Holding Company Act of 1956, as amended, and with the existing regulations of the Board of Governors of the Federal Reserve System relating to bank holding companies, except where the failure to be in such compliance would not have a material adverse impact on the consolidated assets, condition or prospects of the Borrower .

7.13.    Obligations Pertaining to Trust Preferred Securities and Trust Indebtedness . The Borrower shall not, and shall not permit any Trust Issuer to, purchase, accelerate the maturity date of, prepay or redeem any Trust Preferred Securities or any Trust Indebtedness, except that, the Borrower may prepay Trust Indebtedness and a Trust Issuer may redeem the related Trust Preferred Securities in accordance with their terms; provided , that no Default exists as of the date of such prepayment or redemption or would result therefrom, and provided further , that after giving effect to any such prepayment or redemption, at least $33,000,000 of Trust Indebtedness (and the related Trust Preferred Securities) remains outstanding in the aggregate. The Borrower shall continue to own all of the common securities of a Trust Issuer while the related Trust Preferred Securities, Trust Guarantee and Trust Indebtedness are outstanding. A Trust Issuer may redeem its common securities after or concurrent with the payment in full of its Trust Preferred Securities and the related Trust Indebtedness and Trust Guarantee.

SECTION 8.    EVENTS OF DEFAULT

8.1.    Events of Default . One or more of the following events shall constitute an event of default hereunder and under the Notes (each, an " Event of Default "):

(a)    failure to pay, when and as due, any principal, interest or other amounts payable hereunder or under any Note or the letter agreement referred to in Section 2.2 hereof;

(b)    any default, event of default, or similar event shall occur or continue under any other instrument, document, note, agreement, or guaranty delivered to the Agent or any Bank in connection with this Agreement (including, without limitation, under any other Loan Document), or any such instrument, document, note, agreement, or guaranty shall not be, or shall cease to be, enforceable in accordance with its terms; or

(c)    there shall occur any default or event of default, or any event or condition that might become such with notice or the passage of time or both, or any similar event, or any event that requires the prepayment of Indebtedness or the acceleration of the maturity thereof, under the terms of any evidence of Indebtedness or other agreement issued or assumed or entered into by the Borrower, any Subsidiary or any Guarantor, or under the terms of any indenture, agreement, or instrument under which any such evidence of Indebtedness or other agreement is issued, assumed, secured, or guaranteed, and such event shall continue beyond any applicable period of grace; or

(d)    any representation, warranty, schedule, certificate, financial statement, report, notice, or other writing furnished by or on behalf of the Borrower, any Subsidiary or any Guarantor to the Agent or any Bank is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; or

(e)    any guaranty of or pledge of collateral security for the Loans shall be repudiated or become unenforceable or incapable of performance; or

(f)    the Borrower or any Subsidiary shall fail to comply with Sections 7.l or 7.4 hereof; or failure to comply with or perform any agreement or covenant of the Borrower or any Subsidiary contained herein, which failure does not otherwise constitute an Event of Default, and such failure shall continue unremedied for ten (l0) days after notice thereof to the Borrower by the Agent or any Bank; or

(g)    any Guarantor shall dissolve, liquidate, merge, consolidate, or cease to be in existence for any reason except as permitted under Section 7.1 hereof; or

(h)    a Change in Control shall have occurred with respect to the Borrower or any Guarantor; or

(i)    any proceeding (judicial or administrative) shall be commenced against the Borrower, any Subsidiary or any Guarantor, or with respect to any assets of the Borrower, any Subsidiary or any Guarantor which shall threaten to have a material and adverse effect on the assets, condition or prospects of the Borrower, any Subsidiary or any Guarantor; or final judgment(s) and/or settlement(s) in an aggregate amount in excess of FIVE MILLION UNITED STATES DOLLARS ($5,000,000) in excess of insurance for which the insurer has confirmed coverage in writing, a copy of which writing has been furnished to Bank, shall be entered or agreed to in any suit or action commenced against the Borrower, any Subsidiary or any Guarantor; or

(j)    the Borrower, any Subsidiary or any Guarantor shall grant or any Person (other than the Agent for the benefit of the Banks) shall obtain a security interest in any assets of the Borrower, any Subsidiary or any Guarantor other than as permitted under Section 7.5(b) hereof; the Borrower, any Subsidiary or any Guarantor or any other person shall perfect (or attempt to perfect) such a security interest; or any notice of a federal tax lien against the Borrower, any Subsidiary or any Guarantor shall be filed with any public recorder; or

(k)    the FDIC or other regulatory entity shall issue or agree to enter into a letter agreement, memorandum of understanding, or a cease and desist order with or against the Borrower or any Subsidiary; or the FDIC or other regulatory entity shall issue or enter into an agreement, order, or take any similar action with or against the Borrower or any Subsidiary materially adverse to the business or operation of the Borrower or any Subsidiary; or

(l)    an event or condition specified in Section 6.12(b) shall occur or exist with respect to any Plan or Multiemployer Plan, and if as a result of such event or condition, together with all other such events or conditions, the Borrower or any ERISA Affiliate shall incur, or, in the opinion of the Majority Banks, shall be reasonably likely to incur, a liability to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) which is, in the determination of the Majority Banks, material in relation to the consolidated financial condition, business, operations or prospects taken as a whole of the Borrower and its Subsidiaries; or

(m)    any bankruptcy, insolvency, reorganization, arrangement, readjustment, liquidation, dissolution, or similar proceeding, domestic or foreign, is instituted by or against the Borrower, any Subsidiary or any Guarantor; or the Borrower, any Subsidiary or any Guarantor shall take any steps toward, or to authorize, such a proceeding; or

(n)    the Borrower, any Subsidiary or any Guarantor shall become insolvent, generally shall fail or be unable to pay its debts as they mature, shall admit in writing its inability to pay its debts as they mature, shall make a general assignment for the benefit of its creditors, shall enter into any composition or similar agreement, or shall suspend the transaction of all or a substantial portion of its usual business.

8.2.    Remedies . Upon the occurrence of any Event of Default set forth in subsections (a) through (l) of Section 8.1 and during the continuance thereof, the Agent, on request of the Majority Banks, shall declare the Commitments to be terminated and/or declare the Loans and any other amounts payable hereunder and under the Notes to the Agent and the Banks to be immediately due and payable, whereupon the Commitments shall be forthwith terminated and/or the Loans and any other amounts payable hereunder and under the Notes shall forthwith become due and payable. Upon the occurrence of any Event of Default set forth in subsections (m) through (n) of Section 8.1 , the Commitments shall be immediately and automatically terminated and the Loans and any other amounts owed to the Agent and the Banks hereunder and under the Notes shall be immediately and automatically due and payable without action of any kind on the part of Agent or any Bank. The Borrower expressly waives diligence, presentment, demand, notice, or protest of any kind in connection herewith.

SECTION 9.    DEFINITIONS AND ACCOUNTING

9.1.    Defined Terms . As used herein, the following terms shall have the following meanings (terms defined in this Section 9.1 or in other provisions of this Agreement in the singular to have correlative meanings when used in the plural and vice versa):

" Agreement " means this Credit Agreement, as amended, modified, or supplemented from time to time.

" Applicable Lending Office " shall mean, for each Bank and for each type of Loan, the lending office of such Bank designated for such type of Loan on Schedule 1 hereto or such other office of such Bank as such Bank may from time to time specify to the Agent and the Borrower as the office by which its Loans of such type are to be made and maintained.

" Authorized Officer " shall mean, with respect to the giving of a notice of borrowing pursuant to Section 1.2 , each of the Persons named on Schedule 2 and any other Person identified in a notice from a Person who is then an Authorized Officer to the Agent as being an "Authorized Officer." Any "Authorized Officer" shall cease to be such at any time that a Person who is an Authorized Officer shall provide notice to the Agent that the named Authorized Officer has ceased to be an Authorized Officer; provided , that the Agent shall be fully protected in accepting and acting on borrowing notices or other notices from any Person who is an Authorized Officer prior to actual receipt of notice of such cessation and such notices shall bind the Borrower.

" Business Day " shall mean any day on which commercial banks are not authorized or required by law to close in Chicago, Illinois, and, if such day relates to a Conversion, notice, payment, or other transaction in respect of a Eurodollar Loan or the first or last day of an Interest Period, a day which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

" Capital Lease Obligations " shall mean, as to any Person, the obligations of such Person which are required to be accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

" CFC " shall mean Citizens Finance Co., an Iowa corporation and any successor thereof.

" Change in Control " shall mean, with respect to any Person, the acquisition by any Person or two or more Persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 as amended) of 20% or more of the voting stock of such Person.

" Code " shall mean the Internal Revenue Code of 1986 as amended from time to time.

" Commitment " shall mean, as to each Bank, the obligation of such Bank to make Loans to the Borrower under this Agreement in an aggregate amount not at any time exceeding the amount set forth opposite the name of such Bank in the "Commitment" column in Schedule 1 or, where the context so requires, the amount of such obligation, as the same may be reduced from time to time pursuant to Section 1.3 or increased pursuant to Section 1.11 . " Total Commitments " shall mean the aggregate amount of the Commitments of all the Banks.

" Continue ," " Continuation, " and " Continued " shall refer to the continuation pursuant to Section 1.4 hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

" Convert ," " Conversion " and " Converted " shall refer to a conversion pursuant to Section 1.4 hereof of Loans of one type into Loans of another type.

" Credit Extension " shall mean the making of any Loan.

" DBT " shall mean Dubuque Bank & Trust, an Iowa state bank, and any successor thereof.

" Default " shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

" Dollars " and " $ " shall mean lawful money of the United States of America.

" Environmental Laws " shall mean all federal, state, and local laws, including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to the release or discharge of air pollutants, water pollutants, or process waste water or otherwise relating to the environment or hazardous substances or the treatment, processing, storage, disposal, release, transport, or other handling thereof, including, but not limited to, the federal Solid Waste Disposal Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Hazardous Materials Transportation Act, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the federal Toxic Substances Control Act, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency, in each case as now or at any time hereafter in effect.

" ERISA " shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

" ERISA Affiliate " shall mean any corporation or trade or business that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

" Eurodollar Loans " shall mean Loans the interest rates on which are determined on the basis of rates referred to in the definition of "LIBOR Rate."

" Event of Default " shall have the meaning attributed thereto in Section 8 hereof.

" FDIC " shall mean the Federal Deposit Insurance Corporation and any successor thereof.

" Fed Funds Rate Loans " shall mean Loans the interest rates on which are determined on the basis of rates referred to in the definition of "Fed Funds Rate."

" Fed Funds Rate " shall mean the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers. The Fed Funds Rate shall be determined by the Agent on the basis of reports by federal funds brokers to, and published daily by, the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities. If such publication is unavailable or the Fed Funds Rate is not set forth therein, the Fed Funds Rate shall be determined on the basis of any other source reasonably selected by the Agent. The Fed Funds Rate applicable each day shall be the Fed Funds Rate reported as applicable to federal funds transactions on that date. In the case of Saturday, Sunday, or legal holiday, the Fed Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which the Fed Funds Rate is reported.

" GAAP " shall mean generally accepted accounting principles as in effect from time to time.

" Guarantee " shall mean (a) a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital, or earnings of any Person, (b) a guarantee of the payment of dividends or other distributions upon the stock or other equity interests of any Person, or (c) an agreement to purchase, sell, or lease (as lessee or lessor) property or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or to assure a creditor against loss, including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms " Guarantee " and " Guaranteed " shall have correlative meanings.

" Guarantor " shall mean ULTEA and CFC, jointly and severally.

" Guaranty Agreement " means a guaranty agreement in the form of Exhibit D attached hereto, to be executed by each Guarantor.

" Indebtedness " shall mean, as to any Person: (a) obligations created, issued, or incurred by such Person in respect of deposits taken or for borrowed money (whether by loan or by the issuance and sale of certificates of deposit or debt securities or the sale of property to another Person subject to an understanding, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising in the ordinary course of business; (c) obligations of others secured by a Lien on the property of such Person, whether or not the respective obligations so secured have been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person.

" Interest Period " shall mean, with respect to any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or Converted from a Prime Rate Loan or a Fed Funds Rate Loan or the last day of the next preceding Interest Period for such Eurodollar Loan and ending on the numerically corresponding day in the first, second, or third calendar month thereafter, as the Borrower may select, except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided , that each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day.

" Investment " in any Person shall mean: (a) the acquisition of capital stock, bonds, notes, debentures, partnership, or other ownership interests, other securities, or Indebtedness of such Person; (b) any deposit with, or loan or other extension of credit to, such Person; (c) any Guarantee of Indebtedness or other liabilities of such Person; and (d) any amount committed to be lent to such Person.

" LIBOR Base Rate " shall mean, with respect to any Eurodollar Loans to be made or Converted from a Prime Rate Loan or a Fed Funds Rate Loan on any day for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by the Reference Bank at approximately 11:00 a.m. London time on the date two Business Days prior to the first day of such Interest Period for the offering by the Reference Bank to leading banks in the London interbank market of Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Eurodollar Loans to be made or Converted on such day for such Interest Period. If the Reference Bank does not timely furnish such information for determination of any LIBOR Base Rate, the "LIBOR Base Rate" shall mean with respect to any Eurodollar Loans for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) which is the British Bankers Association’s interest settlement rate published on the Dow Jones Telerate Screen at approximately 11:00 a.m. London time on the date two Business Days prior to the first day of such Interest Period as the rate in the London interbank market for Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Eurodollar Loans to be outstanding for such Interest Period.

" LIBOR Rate " shall mean, for any Eurodollar Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to (x) the LIBOR Base Rate for such Loan for such Interest Period divided by (y) the remainder of 1 minus the Reserve Requirement for such Loan for such Interest Period.

" Lien " shall mean, with respect to any property of any Person, any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind in respect thereof, including the interest of a vendor or lessor under any conditional sale, security lease, or other title retention agreement with respect to any property purchased, leased, or otherwise held by such Person.

" Loan " shall mean each portion of any Revolving Credit Loan made by a Bank pursuant to Section 1.2 that is subject to a particular interest rate election (and, in the case of Eurodollar Loans, a particular Interest Period) and any portion of any thereof that the Borrower has elected to be subject to a particular interest rate election (and, in the case of Eurodollar Loans, a particular Interest Period) under Section 1.4 .

" Loan Documents " shall mean collectively this Agreement, the Notes, the Guaranty Agreements, the letter agreement referred to in Section 2.2 of this Agreement and any and all other documents delivered in connection herewith and therewith.

" Majority Banks " shall mean at any time Banks holding at least 51% of the unpaid principal amount of the Loans; provided , that if no Loan is then outstanding, "Majority Banks" shall mean Banks having at least 51% of the Total Commitments.

" Margin Stock " shall mean margin stock within the meaning of Regulations U and X.

" Multiemployer Plan " shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

"Non-performing loans " shall have the meaning attributed thereto in Section 7.4(g) .

" Northern Trust " shall mean The Northern Trust Company, an Illinois state bank.

" Notes " shall mean the promissory notes provided for by Section 1.8 hereof.

" PBGC " shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

" Percentage " shall mean, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank’s Commitment divided by the Total Commitments.

" Pension Plan " means any Plan which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA.

" Person " shall mean any individual, corporation, company, limited liability company, voluntary association, partnership, trust, estate, unincorporated organization, or government (or any agency, instrumentality, or political subdivision thereof).

" Plan " shall mean an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA other than a Multiemployer Plan.

" Post-Default Rate " shall mean a rate per annum equal to 2% above the Prime Rate as in effect from time to time.

" Prime Rate " shall mean on any day the prime rate established by Northern Trust and in effect on such day. Each change in the Prime Rate shall be effective from the date of the announcement by Northern Trust of a change in its prime rate. Neither the Prime Rate nor the prime rate of Northern Trust is intended to constitute the lowest rate of interest charged by Northern Trust or any Bank.

" Prime Rate Loans " shall mean Loans the interest rates on which are determined on the basis of the Prime Rate.

" Regulations D, U, and X " shall mean, respectively, Regulations D, U, and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

" Reference Bank " shall mean Northern Trust.

" Regulatory Change " shall mean any change after the date of this Agreement in federal, state, or foreign law or regulations (including, without limitation, Regulation D) or the adoption, modification, or making after such date of any interpretation, guideline, directive, or request applying to a Bank (whether or not having the force of law) by any court or governmental, regulatory, or monetary authority.

" Reserve Requirement " shall mean, (a) for any Interest Period for any Eurodollar Loan, the sum (expressed as a decimal) of the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System against "Eurocurrency liabilities" and (b) for any Fed Funds Rate Loan or Eurodollar Loan, any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities that includes deposits by reference to which the Fed Funds Rate or the LIBOR Base Rate is to be determined or (ii) any category of extensions of credit or other assets that includes a Fed Funds Rate Loan or a Eurodollar Loan.

" Revolving Credit Commitment Termination Date " shall mean January 30, 2005, as such date may be extended pursuant to Section 1.10 .

" Revolving Credit Loan " shall mean Loans made on or before the Revolving Credit Commitment Termination Date pursuant to Section 1.2 .

" Subsidiary " shall mean any corporation, partnership, joint venture, trust, or other legal entity of which the Borrower owns directly or indirectly fifty percent (50%) or more of the outstanding voting stock or interest, or of which the Borrower has effective control, by contract or otherwise. The term Subsidiary includes each Subsidiary Bank unless stated otherwise explicitly.

" Subsidiary Bank " shall mean each Subsidiary which is a bank or a thrift institution, including, without limitation, DBT, Galena State Bank and Trust Company, First Community Bank, Riverside Community Bank, Wisconsin Community Bank, Arizona Bank & Trust and New Mexico Bank & Trust.

" Tangible Net Worth " shall mean at any date the total shareholders’ equity in the Borrower at such date (including all classes of capital stock, capital surplus, additional paid-in capital, retained earnings, contingencies, and capital reserves), minus the cost of common stock reacquired by the Borrower and other capital accounts of the Borrower at such date, minus goodwill, patents, trademarks, service marks, trade names, copyrights, and all intangible assets (including without limitation "core-deposit intangibles" and unidentifiable intangibles resulting from acquisitions) and all items that are treated as intangible assets under GAAP or that otherwise fit within the definition of "intangible assets" in the instructions for the call report of the FDIC.

" Tier 1 Capital " means, at any time, for any Person, Tier 1 Capital, as defined from time to time by the Board of Governors of the Federal Reserve System or other applicable governmental authority.

" Total Credits " shall mean at any time the sum of the aggregate outstanding principal amount of Loans.

" Trust Guarantee " shall mean any guarantee of the Borrower of the Trust Preferred Securities, which guarantee is subordinate and junior in right of payment to the prior payment of the obligations of the Borrower hereunder and under the Notes on terms satisfactory to the Agent.

" Trust Indebtedness " shall mean Indebtedness of the Borrower payable to the Trust Issuer or its transferees incurred as a result of the Trust Issuer’s investment into the Borrower of proceeds derived from the issuance of the Trust Preferred Securities (a) which is due not earlier than the date thirty (30) years after its issuance, (b) which may not be redeemed earlier than five (5) years after issuance except upon certain tax, capital treatment or investment company events as may be provided in the indenture governing such Trust Indebtedness and (c) the payment of which is subordinate and junior in right of payment to the prior payment of the obligations of the Borrower hereunder and under the Notes on terms satisfactory to the Agent.

" Trust Issuer " shall mean a Subsidiary in which the Borrower owns 100% of the common stock and which qualifies as a Delaware or Connecticut statutory business trust.

" Trust Preferred Securities " shall mean preferred securities (or other type of similar securities representing undivided beneficial interests in the assets of the Trust Issuer) issued in a private placement transaction by the Trust Issuer, (a) the proceeds of which are used to purchase an equivalent principal amount of Trust Indebtedness issued by the Borrower, (b) which are subject to mandatory redemption not earlier than the date 30 years after issuance, (c) which may not be optionally redeemed earlier than 5 years after issuance except upon certain tax, capital treatment or investment company events as may be provided in the trust agreement governing such Trust Preferred Securities and (d) which qualifies as Tier 1 Capital of the Borrower under applicable regulations of the Board of Governors of the Federal Reserve System.

" Type " means a type of Loan, i.e. either a Eurodollar Loan, a Federal Funds Rate Loan or a Prime Rate Loan.

" ULTEA " shall mean ULTEA, Inc., a Wisconsin corporation and any successor thereof.

" US Bank Indebtedness " shall mean Indebtedness of ULTEA to U.S. Bank National Association outstanding from time to time under that certain Loan Agreement dated as of February 26, 1993, as amended.

9.2.    Accounting . Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agent or the Banks hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the audited consolidated financial statements of the Borrower referred to in Section 6.3(a) hereof (except for changes concurred with by the Majority Banks).

SECTION 10.    THE AGENT

10.1.    Appointment, Powers and Immunities . Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder, under the Notes and the other Loan Documents with such powers as are specifically delegated to the Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent: (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement, the Notes or the other Loan Documents, or in any certificate or other documents referred to or provided for in, or received by any of them under, this Agreement, the Notes or the other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or the other Loan Documents or any other document referred to or provided for herein or for any failure by the Borrower or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent.

10.2.    Reliance by Agent . The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Agreement, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

10.3.    Defaults . The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Agent has received notice from the Borrower specifying such Default and stating that such notice is a "Notice of Default." In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Banks. The Agent shall (subject to Section 10.1 and Section 10.7 hereof) take such action with respect to such Default as shall be directed by the Majority Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks.

10.4.    Rights as a Bank . With respect to its Commitment and its Loans, Northern Trust in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include Northern Trust in its individual capacity. Northern Trust and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its affiliates) as if it were not acting as the Agent, and Northern Trust and its affiliates may accept fees (including the agency fee contemplated by Section 2.2 ) and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

10.5.    Indemnification . The Banks agree to indemnify the Agent (to the extent not reimbursed under Section 11.3 hereof, but without limiting the obligations of the Borrower under said Section 11.3 ), ratably in accordance with their respective Percentages, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the Notes or the other Loan Documents or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Borrower is obligated to pay under Section 11.3 hereof but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent.

10.6.    Non-Reliance on Agent and other Banks . Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its Subsidiaries and decision to enter into this Agreement and accept its Note and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement and its Note. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Borrower or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries (or any of their affiliates) which may come into the possession of the Agent or any of its affiliates.

10.7.    Failure to Act . Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Banks of their indemnification obligations under Section 10.5 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

10.8.    Resignation of Agent . Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving forty-five (45) days’ notice thereof to the Agent, the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor to the resigning Agent; provided , that such successor is satisfactory to the Agent in its discretion. If no successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within forty-five (45) days after the Agent’s giving of notice of resignation, then the resigning Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a bank which has an office in Chicago, Illinois and which has capital, surplus and undivided profits of at least $250,000,000. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations hereunder. After the resigning Agent’s resignation hereunder, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

SECTION 11.    MISCELLANEOUS

11.1.    Waiver . No failure on the part of the Agent or any Bank to exercise, no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement, any Note or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

11.2.    Notices . Except as otherwise provided in this Agreement, all notices and other communications provided for herein shall be given or made in writing and telecopied, mailed or delivered to the notice address of the intended recipient set forth on the signature pages hereof, or as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when properly transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

11.3.    Expenses, Etc. The Borrower agrees to pay or reimburse each of the Banks and the Agent for: (a) all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and expenses of Gardner Carton & Douglas LLP, special counsel to the Agent) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement, the Notes and the other Loan Documents, and (ii) any amendment, modification or waiver of any of the terms of this Agreement, any of the Notes or the other Loan Documents; (b) all reasonable costs and expenses of the Banks and the Agent (including reasonable counsels’ fees (which counsel may be employees of the Agent or the Banks)) in connection with any Default and any enforcement or collection proceedings resulting therefrom; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, the Notes or any other Loan Document or any other document referred to herein or therein.

11.4.    Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be waived, amended or modified only by an instrument in writing signed by the Borrower, the Agent and the Majority Banks; provided that no amendment, modification or waiver shall, unless by an instrument signed by the Agent and all of the Banks: (a) increase or extend the term of the Commitments, except as provided in Section 1.10 , or extend the Revolving Credit Commitment Termination Date, (b) extend any date fixed for the payment of any principal of or interest on any Loan or any fee, (c) reduce the amount of any payment of principal thereof or the rate at which interest is payable thereon or any fee is payable hereunder, (d) alter the terms of this Section 11.4 or of Section 11.6(a) , (e) amend the definition of the term "Majority Banks" or (f) waive any of the conditions precedent set forth in Section 5 hereof.

11.5.    Successors and Assigns . This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.6.    Assignments and Participations .

(a)    The Borrower may not assign its rights or obligations hereunder or under the Notes without the prior consent of all of the Banks and the Agent.

(b)    No Bank may assign any of its Loans, its Note or its Commitment without the prior consent of the Borrower and the Agent; provided , that (i) any such assignment shall be in the amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof; (ii) no Bank may assign in the aggregate more than 49% of the greatest amount of its Commitment after the date hereof, (iii) the Bank making such assignment shall pay a processing fee to the Agent in the amount of $2,000, (iv) such assigning Bank shall also simultaneously assign to such assignee Bank the same proportion of each of its Loans then outstanding (together with the same proportion of its Note then outstanding) and (v) no consent of the Borrower shall be required in respect of any assignment (A) at any time that an Event of Default shall have occurred and be continuing or (B) to any Bank or affiliate of any Bank. In addition, any Bank may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank; provided , that no such assignment to a Federal Reserve Bank shall release the transferor Bank from its obligations hereunder. Upon written notice to the Borrower and the Agent of an assignment permitted by the provisos of the preceding sentence (which notice shall identify the assignee Bank, the amount of the assigning Bank’s Commitment and Loans assigned in detail reasonably satisfactory to the Agent) and upon the effectiveness of any assignment consented to by the Borrower and the Agent, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Borrower and the Agent), the obligations, rights and benefits of a Bank hereunder holding the Commitment and Loans (or portions thereof) assigned to it (in addition to the Commitment and Loans, if any, theretofore held by such assignee) and the assigning Bank shall, to the extent of such assignment, be released from the Commitment (or portions thereof) so assigned.

(c)    A Bank may sell or agree to sell to one or more other Persons a participation in all or any part of any Loan held by it or Loans made or to be made by it, provided , however , so long as no Default has occurred and is continuing, the prior consent of the Borrower shall be obtained, which consent shall not be unreasonably withheld or delayed (provided, no consent of the Borrower shall be required for any participation to an affiliate of any Bank). A participant shall not have any rights or benefits under this Agreement or any Note (the participant’s rights against such Bank in respect or such participation to be those set forth in the agreement (the " Participation Agreement ") executed by such Bank in favor of the participant). All amounts payable by the Borrower to any Bank under Section 4 hereof shall be determined as if such Bank had not sold or agreed to sell any participations in such Loan and as if such Bank were funding the portion of such Loan in which no participations have been sold. In no event shall a Bank that sells a participation be obligated to the participant under the Participation Agreement to take or refrain from taking any action hereunder or under such Bank’s Note except that such Bank may agree in the Participation Agreement that it will not, without the consent of the participant, agree to (i) the increase or extension of the term, or the extension of the time or waiver of any requirement for the reduction or termination, of such Bank’s Commitment, (ii) the extension of any date fixed for the payment of principal of or interest on the related Loan or Loans or any fee (if the participant is entitled to any part thereof), (iii) the reduction of any payment of principal thereof, or (iv) the reduction of the rate at which either interest is payable thereon or (if the participant is entitled to any part thereof) commitment fee is payable hereunder to a level below the rate at which the participant is entitled to receive interest or a commitment fee (as the case may be) in respect of such participation.

(d)    With the prior consent of the Borrower, which consent shall not be unreasonably withheld or delayed, a Bank may furnish any non-public information concerning the Borrower or any of its Subsidiaries in the possession of such Bank from time to time to actual or prospective assignees and participants (provided, no consent of the Borrower shall be required for any assignment or participation to an affiliate of any Bank); provided that such recipient shall agree in writing (naming the Borrower as a third party beneficiary thereof) with such Bank (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) that (A) the information so furnished will not be used by it except in connection with this Agreement and (B) it shall use reasonable precautions, in accordance with its customary procedures for handling confidential information and in accordance with safe and sound banking practices, to keep such information confidential, provided that nothing in such agreement shall limit the disclosure of such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to its counsel or to counsel for any of the Banks or the Agent, (iii) to bank examiners, auditors or accountants or other professional advisors, (iv) to the Agent or any other Bank, (v) in connection with any litigation to which the Agent or any one or more of the Banks is a party or (vi) to the extent such information has become public (other than by its breach of such agreement).

11.7.    Survival . The obligations of the Borrower under Sections 4.1 , 4.5 , 4.6 and 11.3 hereof shall survive the repayment of the Loans and the termination of the Commitments.

11.8.    Captions . The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.9.    Counterparts . This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing one or more of such counterparts.

11.10.    Jurisdiction, Service of Process .

(a)    Any suit, action or proceeding against the Borrower with respect to this Agreement, the Notes or the other Loan Documents or any judgment entered by any court in respect of any thereof may be brought in the courts of the State of Illinois located in Cook County or in the U.S. District Court for the Northern District of Illinois as the Agent or any Bank may elect, and the Borrower hereby submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action or proceeding. The Borrower consents to the service of process upon it in any such suit, action or proceeding by regular first class mail addressed to it at its address specified in Section 11.2 . The foregoing shall not, however, limit the right of the Agent or any Bank to serve process in any other manner permitted by law or to commence any suit, action or proceeding or to obtain execution of judgment in any appropriate jurisdiction. Without limiting the foregoing, the Borrower further agrees that the Agent or any Bank may at their option submit any dispute which may arise in connection with this Agreement or the Notes to any other court having jurisdiction over the Borrower or the Borrower’s property.

(b)    The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Notes or the other Loan Documents brought in the courts of the State of Illinois located in Cook County or the U.S. District Court for the Northern District of Illinois, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.11.    Set-off . The Borrower agrees that in addition to any right of recoupment, set-off, banker’s lien or counterclaim the Agent or any Bank may otherwise have, the Agent and each Bank shall be entitled to offset deposits (including all account balances, whether provisional or final and whether or not collected or available) and other claims of the Borrower at any of the Agent’s or such Bank’s offices, in Dollars or in any other currency, against any amount payable to the Agent or such Bank hereunder which is not paid when due (regardless of whether such deposits and other claims are then due).

11.12.    Governing Law . THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS.

11.13.    Waiver of Jury Trial . THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HEARTLAND FINANCIAL USA, INC.

By: /s/ John K. Schmidt

Name: John K. Schmidt

Title: Executive Vice President & CFO

Address:     1398 Central Avenue
            Dubuque, Iowa 52004-0778

Telecopier No.     (563) 589-1951

Attention:    John K. Schmidt,
            Executive Vice President and
            Chief Financial Officer

Telephone No. (563) 589-1994

THE NORTHERN TRUST COMPANY ,
as Agent

By: /s/ T.E. Bernhardt

Name: T.E. Bernhardt

Title: Vice President

Address:    50 South LaSalle Street
            Chicago, Illinois 60675

Telecopier No.:     (312) 444-4906

Attention:    Thomas E. Bernhardt
            Vice President

Telephone No.:    (312) 444-7202

BANKS:

THE NORTHERN TRUST COMPANY

By: /s/ T.E. Bernhardt

Name: T.E. Bernhardt

Title: Vice President

Address:    50 South LaSalle Street
            Chicago, Illinois 60675

Telecopier No.:     (312) 444-4906

Attention:    Thomas E. Bernhardt
            Vice President

Telephone No.:    (312) 444-7202

HARRIS TRUST AND SAVINGS BANK

By: /s/ Michael S. Cameli

Name: Michael S. Cameli

Title: Vice President

Address: 111 West Monroe Street
        5th Floor East
        Chicago, IL  60603
Telecopier No. (312) 765-8382

Attention: Michael S. Cameli

Telephone No.: (312) 461-2396

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Jason R. Hall

Name: Jason R. Hall

Title: Assistant Vice President

Address: 222 2nd Ave SE
        Cedar Rapids, IA 52401

Telecopier No.: (319) 368-4229

Attention: Jason R. Hall

Telephone No.: (319) 368-4649